APPENDIX A

MATTHEWS INTERNATIONAL FUNDS
FUND SCHEDULE

Fund	Effective Date

• Matthews Asia Pacific Fund	August 31, 2004

• Matthews Asia Pacific Equity Income Fund	August 11, 2006

• Matthews Pacific Tiger Fund	August 31, 2004

• Matthews Asian Growth and Income Fund	August 31, 2004

• Matthews Asian Technology Fund	August 31, 2004

• Matthews China Fund	August 31, 2004

• Matthews India Fund	August 12, 2005

• Matthews Japan Fund	August 31, 2004

• Matthews Korea Fund	August 31, 2004

MATTHEWS INTERNATIONAL FUNDS	MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By: /s/ John P. McGowan	By: /s/ Mark W. Headley
John P. McGowan	Mark W. Headley
Vice President	President and Chief Executive Officer